Exhibit 10.24
TELEFLEX INCORPORATED 2023 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the Grant Date (set forth below) between Teleflex Incorporated (the “Company”) and the individual below (referred to herein as “Participant”):

Participant:
Grant Date:
Terms used in this Agreement with initial capital letters without definition are defined in the Teleflex Incorporated 2023 Stock Incentive Plan (the “Plan”) and have the same meaning in this Agreement.
1.    Performance Stock Unit Award. On the Grant Date, the Company hereby grants to Participant a Stock Unit Award consisting of, in the aggregate, the target number of Stock Units set forth below (the “Target Award”). The number of Stock Units the Participant actually earns shall be determined by the level of achievement of the Performance Criteria set forth in Section 2 below over the period from January 1, YEAR to December 31, YEAR (the “Award Period”). Each Stock Unit represents the right to receive one share of the Company’s common stock, par value $1.00 per share (the “Shares”), pursuant and subject to the terms of this Agreement and the Plan, a copy of which has been delivered or made available to Participant and is incorporated herein by reference. The Stock Award is hereinafter referred to as the “Performance Stock Unit Award” or “PSU Award.” The number of Stock Units and the rights granted under this Agreement are subject to adjustment and modification as provided in the Plan. Accordingly, the total number of Stock Units referred to in this Section means, at any relevant time, the number of Stock Units stated below, as such number shall then have been adjusted pursuant to the Plan.

Target Number of Stock Units:

2.    Performance Goals. In connection with determining the number of Stock Units earned under the PSU Award, the Plan Administrator has selected and established in writing certain performance criteria (the “Performance Goals”) as set forth in the YEAR-YEAR Statement of Performance Goals (the “Statement”) attached hereto. The Participant may earn all or a portion of the Target Award up to a maximum award (calculated as set forth in the Statement) based upon achievement of the Performance Goals. The number of Stock Units earned by the Participant for the Award Period will be determined at the end of the Award Period and calculated based on the level of achievement of the Performance Goals during each annual Performance Period (as defined under the Statement) (with such methodology referred to as “Annual Banking”). All determinations of whether Performance Goals have been achieved, the number of Stock Units earned by the Participant, and all other matters related to this Section 2 shall be made by the Administrator in its sole discretion.
Within thirty (30) days after completion of the Company’s financial statements for the final year of the Award Period, the Administrator will review and determine (a) whether, and to what extent, the Performance Goals for each Performance Period have been achieved, and (b) the number of Stock Units that the Participant shall earn, if any, subject to compliance with the requirements of Section 3 and 4. Such determination shall be final, conclusive and binding on the Participant and on all other persons, to the maximum extent permitted by law.
3.    Vesting. The Stock Units are subject to forfeiture until they vest. The PSU Award, determined in accordance with Section 2, shall vest on ____________________ (the “Vesting Date”), unless the Participant has a Termination of Employment prior to such date. The period from the Grant Date to the Vesting Date is the “Vesting Period.” Notwithstanding the foregoing, in the event of a Change of Control prior to both the Vesting Date and Participant’s Termination of Employment, the PSU Award shall vest in full as if all Performance Goals necessary to obtain the Target Award were satisfied, without any proration based on the portion of the Vesting Period, Award Period or applicable Performance Period that has expired as of the date of such Change of Control.

4.    Termination of Employment. Except as otherwise set forth in the Plan or this Agreement:
(a)    In General. If Participant’s Termination of Employment occurs prior to the Vesting Date for a reason other than Participant’s death, Disability or Retirement: (i) the PSU Award will automatically be canceled and forfeited on the date of Participant’s Termination of Employment, and Participant shall not be entitled to any further rights in respect thereof; and (ii) the Company’s obligation with respect to the PSU Award shall terminate and be of no further force or effect.
Notwithstanding any provision of the Plan to the contrary, if Participant is an Employee on the Grant Date and Participant’s employment with the Company and its Affiliates as an Employee terminates but Participant continues to provide services to the Company and its Affiliates in a Consultant or Non-employee Director capacity immediately following such termination of employment, (i) the change in employment status from Employee to Consultant or Non-employee Director shall not be treated as a Termination of Employment for purposes of this Agreement; and (ii) Participant shall be treated as having a Termination of Employment for purposes of this Agreement upon the date Participant ceases to be a Consultant (i.e., the date the applicable consulting agreement terminates) or the date Participant ceases to be a Non-employee Director (i.e., the date of termination from membership on the Board), as applicable. If Participant’s status changes from Employee to Consultant or Non-employee Director, the terms of this Agreement and the terms of the Plan applicable to Stock Awards awarded to Employees shall continue to apply to the Performance Stock Unit Award (e.g., if Participant becomes a Non-employee Director the terms of the Plan applicable to Stock Awards awarded to Non-employee Directors do not become applicable to the Performance Stock Unit Award).
(b)    Death or Disability. If Participant’s Termination of Employment occurs due to Participant’s death or Disability before the Vesting Date set forth under Section 3, the PSU Award shall become vested in full effective as of the date of such Termination of Employment. The PSU Award that vests under this subsection (b) will equal the amount of the Target Award and will settle in accordance with the provisions of Section 6 of this Agreement.
(c)    Retirement. If Participant’s Termination of Employment occurs due to Participant’s Retirement before the Vesting Date set forth under Section 3, the PSU Award will vest on a pro-rata basis as of the Participant’s Termination of Employment as follows: the total number of Stock Units to which the Participant will be entitled will equal the number of Stock Units determined in accordance with the level of attainment of the Performance Goals, based upon actual performance as of the end of each Performance Period multiplied by the following fraction: (i) the numerator shall be the number of full months that the Participant was employed or providing services during the Vesting Period prior to the Termination of Employment; and (ii) the denominator shall be the total number of months in the Vesting Period. Any Shares represented by the pro-rated Stock Units that vest under this Section will settle on the Settlement Date that would have applied under the original schedule set forth in Section 6 of this Agreement.
Notwithstanding the foregoing, the rights granted under subsections (b) and (c) of this Section 4 shall not apply with respect to any Termination of Employment that becomes effective prior to June 30, YEAR.
5.    No Shareholder Rights. The PSU Award is a contractual obligation of the Company to issue shares to the Participant in accordance with the terms and conditions in the Plan and this Agreement. As a result and notwithstanding anything set forth herein or in the Plan to the contrary, Participant (and Participant’s designated beneficiary) shall have no rights as a shareholder of the Company with respect to the Shares until the date on which such Shares are issued to the Participant in settlement of the PSU Award. Therefore, among other things, the Participant (or beneficiary) shall not be entitled to receive any cash dividends paid on the Shares before the date on which the Shares are issued in settlement of the PSU Award (i.e., there are no accumulated unpaid dividends to which a Participant (or beneficiary) is entitled when the

Shares are issued in settlement of the PSU Award) or to any voting rights in respect of the Shares until the date on which such Shares are issued to the Participant (or beneficiary) in settlement of the PSU Award.
6.    Issuance of Shares. Unless Participant has elected to defer receipt of Shares under the Teleflex Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”), as soon as administratively practicable following the Vesting Date (or such other vesting date in the event of a Change in Control or the Participant’s death or Disability), and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, Participant (or Participant’s designated beneficiary in the event of Participant’s death) shall be issued Shares equal to the number of vested Stock Units as determined under this Agreement. The Company may elect to have such Shares issued pursuant to an electronic transfer to Participant’s (or Participant’s beneficiary) brokerage account or pursuant to a stock certificate or certificates registered in Participant’s (or Participant’s beneficiary) name representing such Shares. The date of such delivery of Shares is hereinafter referred to as the “Settlement Date”). If Participant has elected to defer receipt of Shares under the Deferred Compensation Plan, upon the vesting of the PSU Award, Shares equal to the number of vested Stock Units as determined under this Agreement shall be credited to Participant’s account under the Deferred Compensation Plan and shall thereafter be governed by the terms of the Deferred Compensation Plan.
7.    Non-Transferability. The PSU Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution, including, but not limited to, any attempted assignment or transfer in connection with the settlement of marital property or other rights incident to a divorce or dissolution, and any such attempted sale, assignment or transfer shall be of no effect prior to the date the PSU Award is vested and settled in accordance with the terms hereof.
8.    Governing Law/Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the PSU Award and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the Commonwealth of Pennsylvania and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Participant shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
9.    Interpretation and Administration. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the Company designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.
10.    Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the PSU Award granted hereunder and participation in the Plan, or future Stock Unit Awards that may be granted under the Plan, by electronic means. Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Stock Unit Award grants and the execution of Stock Unit Award grant agreements through electronic signature. Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form.
11.    Notices. All notices, requests, consents and other communications required or provided hereunder shall be in writing and, if to the Company, shall be delivered or mailed to its principal office, and, if to Participant, shall be delivered either personally or mailed to the address of Participant appearing on the books and records of the Company.
12.    Prompt Acceptance of Agreement. The PSU Award evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Participant by indicating Participant’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
13.    Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.
14.    Amendment. This Agreement may not be modified, supplemented or otherwise amended other than pursuant to a written agreement between Company and Participant.
15.    No Third-Party Beneficiary. This Agreement is made for the benefit of the Company and any Subsidiary or other Affiliate employing Participant during the term hereof.
16.    Participant Acknowledgements. In accepting the Performance Stock Unit Award, Participant acknowledges and agrees that:
(a)Any notice period mandated under Applicable Law shall not be treated as service for the purpose of determining the vesting of the Performance Stock Unit Award; and Participant’s right to vesting of Shares in settlement of the Performance Stock Unit Award after termination of service, if any, will be measured by the date of termination of Participant’s active service and will not be extended by any notice period mandated under Applicable Law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether Participant’s service has terminated and the effective date of such termination.
(b)The Plan is established voluntarily by the Company. It is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.
(c)The grant of the Performance Stock Unit Award is voluntary and occasional and does not create any contractual or other right to receive future grants of performance stock unit awards or other Awards or benefits in lieu of performance stock unit awards or other Awards, even if performance stock unit awards or other Awards have been granted repeatedly in the past. All decisions with respect to future performance stock unit award grants or other Award grants, if any, will be at the sole discretion of the Company.
(d)Neither this Agreement nor Participant’s participation in the Plan (i) constitutes a contract of employment or guarantee of employment of Participant for any length of time; (ii) creates a right to further service with the Company, a Subsidiary or another Affiliate; or (iii) shall limit or interfere in any way with the right of the Company, a Subsidiary or another Affiliate to terminate Participant’s service at any time, with or without Cause, subject to Applicable Law.
(e)Participant is voluntarily participating in the Plan.
(f)The Performance Stock Unit Award is (i) an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or any Affiliate, and which is outside the scope of Participant’s employment contract, if any; and (ii) not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.
(g)The future value of the underlying Shares is unknown and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(h)No claim or entitlement to compensation or damages arises from termination of the Performance Stock Unit Award or diminution in value of the Performance Stock Unit Award or Shares and Participant irrevocably releases the Company and any Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such a claim.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
18.    Right of Set-Off. By accepting this PSU Award, Participant consents to a deduction from, and set-off against, any amounts owed to Participant by the Company or any Affiliate from time to time (including, but not limited to, amounts owed to Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or Affiliate under this Agreement.
19.    Withholding Tax.
(a)    Generally. Participant is liable and responsible for all taxes owed in connection with the PSU Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the PSU Award.
(b)    Payment of Withholding Taxes. Prior to any event in connection with the PSU Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, Participant is required to arrange for the satisfaction of the minimum amount of any tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), in a manner acceptable to the Company. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Participant’s acceptance of this Agreement constitutes Participant’s instruction and authorization to the Company to withhold on Participant’s behalf the number of Shares from those Shares issuable to Participant under this PSU Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.
20.    No Representations Regarding Tax Treatment or Consequences. Participant acknowledges and agrees that (a) the Company has made no representations or warranties to Participant with respect to the tax treatment or consequences (including, but not limited to, income tax treatment or consequences) related to the PSU Award granted under this Agreement or the treatment or consequences of any tax withholding in connection with the vesting of the PSU Award; (b) the Company does not commit to structure the terms of the grant or any other aspect of the PSU Award to reduce or eliminate Participant’s tax liability or any Tax Withholding Obligations; and (c) Participant is in no manner relying on the Company or its representatives for an assessment of such tax treatment or consequences. Participant also acknowledges that (y) the Company has no responsibility to structure the PSU Award or the vesting of the PSU Award or to take or refrain from taking any other actions in order to achieve a certain tax result for Participant; and (z) there may be adverse tax consequences upon the vesting or settlement of the PSU Award or disposition of the underlying Shares and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
21.    Headings. Section and subsection headings contained in this Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this

Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
22.    Acceptance. Participant acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof and accepts the PSU Award subject to all of the terms and conditions of the Plan and this Agreement.

        23.    Data Privacy.

(a)Participant voluntarily and explicitly consents to the collection, use, disclosure and transfer to the United States and other jurisdictions, in electronic or other form, of their personal data as described in this Agreement and any other award materials by and among, as applicable, the Company and any Subsidiaries or other Affiliates for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan. If Participant does not choose to participate in the Plan, their employment status or service with the Company and any Subsidiaries or other Affiliates will not be adversely affected.

(b)Participant understands that the Company and any Subsidiaries or other Affiliates may collect, hold, process and disclose, certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in their favor, for the purposes of implementing, administering and, managing the Plan (the “Data”).

(c)Participant further understands that the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, management and administration of the Plan, and that the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Participant understands that these recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than Participant’s country. Participant understands that they may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing their participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares.

(d)Participant acknowledges and agrees that: (i) the Data will be held only as long as is necessary to implement, administer and manage the Plan; (ii) Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw consent to the use and transfer of the Data, without cost, by delivering such revocation or withdrawal of consent in writing to the Company; and (iii) refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan thereafter (including the right to retain the Performance Stock Unit Award).

        24.    Country-Specific Terms, Conditions, and Notices. Notwithstanding any provisions in this Agreement, the Performance Stock Unit Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country (the “Appendix”). Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant unless determined otherwise by the Company.

TELEFLEX INCORPORATED

By:

Name:

Title:

Attest:

By:

Name:

Title:

Accepted by:

Participant
4888-5685-2044.2

APPENDIX TO
TELEFLEX INCORPORATED 2023 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
FOR NON-US PARTICIPANTS

This Appendix includes additional notifications, terms and conditions that govern the Performance Stock Unit Award granted to Participant under the Plan if Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or this Agreement.
Participant understands and agrees that the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the Performance Stock Unit Award vests under the Plan and this Agreement.
Participant further understands and agrees that if Participant is a citizen or resident of a country other than the one in which Participant is working as of the Grant Date, transfers employment after the Grant Date of the Performance Stock Unit Award, or is considered a resident of another country for Applicable Law purposes, the information contained herein may not apply to Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

BRAZIL
Terms and Conditions
Nature of Grant
The following provisions supplement Section 15 of this Agreement.
By accepting this Performance Stock Unit Award, Participant acknowledges, understands and agrees that (i) Participant is making an investment decision, (ii) Participant will be entitled to vest in the Performance Stock Unit Award, and receive Shares pursuant to the Performance Stock Unit Award, only if the vesting conditions are met and any necessary services are rendered by Participant between the Grant Date and the vesting date, and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Participant.
Compliance with Law
By accepting this Performance Stock Unit Award, Participant acknowledges, understands and agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the acquisition of the Shares, the receipt of any dividends, and the sale of Shares acquired under the Plan.
Notifications
Exchange Control Information
If Participant is a resident or is domiciled in Brazil, Participant will be required to submit an annual declaration of assets and rights held outside of Brazil, including any Shares acquired under the Plan, to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
Tax on Financial Transaction
If Participant repatriates the proceeds from the sale of Shares or receipt of any cash dividends and converts the funds into local currency, Participant may be subject to the Tax on Financial Transactions. It is

Participant’s responsibility to pay any applicable Tax on Financial Transactions arising from participation in the Plan. Participant should consult with Participant’s personal tax advisor for additional details.
CHILE
Notifications
Exchange Control Information
Participant is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends. However, if Participant decides to repatriate such funds, Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If Participant’s aggregate investments held outside of Chile meets or exceeds US$5,000,000 (including the value of Shares received under the Plan), Participant must report the status of such investments quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. Participant should consult with his or her personal legal advisor regarding any exchange control obligations that Participant may have prior to receiving proceeds from the sale of Shares or from the receipt of dividends paid on Shares.
Securities Law Information
The offer of the Performance Stock Unit Award constitutes a private offering in Chile effective as of the Grant Date. The offer of the Performance Stock Unit Award is made subject to general ruling n° 336 of the Commission for the Financial Market (Comisión para el Mercado Financiero, “CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Performance Stock Unit Award is not registered in Chile, the Company is not required to provide information about the Performance Stock Unit Award or Shares in Chile. Unless the Performance Stock Unit Award and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.
Foreign Asset/Account Reporting Information
The Chilean Internal Revenue Service (“CIRS”) requires Chilean residents to report the details of their foreign investments on an annual basis. Further, if Participant wishes to receive a credit against Participant’s Chilean income taxes for any taxes paid abroad, Participant must also report the payment of taxes abroad to the CIRS. These reports must be submitted electronically through the CIRS website at www.sii.cl in accordance with applicable deadlines. In addition, Shares acquired upon settlement of the Performance Stock Unit Award must be registered with the CIRS’s Foreign Investment Registry.
COLOMBIA
Terms and Conditions
Labor Law Acknowledgement
By accepting this Performance Stock Unit Award, Participant acknowledges that pursuant to Article 128 of the Columbia Labor Code, the Plan and related benefits do not constitute a component of “salary” for any purposes. Therefore, the Performance Stock Unit Award and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, including but not limited to legal/fringe benefits, vacations, indemnities, payroll taxes and social insurance contributions.
Securities Law Information
The Shares are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Shares may not be offered to the public in Colombia. Nothing in this Agreement should be construed as the making of a public offer of securities in Colombia.
Notifications

Exchange Control Notification
Investments in assets located outside of Colombia (including the Shares) are subject to registration with the Central Bank (Banco de la República) as a foreign investment held abroad, regardless of value. Further, upon the sale of any Shares that have been registered with the Central Bank, the registration must be cancelled by March 31 of the year following the sale. You may be subject to fines for failing to cancel such registration.
All payments for investment originating in Colombia (and the liquidation of such investments) must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio).
Foreign Asset/Account Reporting Notification
An annual informative return must be filed with the Colombian Tax Office detailing any assets held abroad (including Shares acquired under the Plan). If the individual value of any of these assets exceeds a certain threshold, each asset must be described in detail, including the jurisdiction in which it is located, its nature and its value.
NEW ZEALAND
Notification
Securities Law Notice. The Participant is being offered an opportunity to participate in the Plan.  In compliance with New Zealand securities law, the Participant is hereby notified that all documents related to the Plan have either been provided to the Participant or are available via the website or hard copy.
A copy of the above documents will be provided to the Participant, free of charge, on written request to the Company.
Notwithstanding any other provisions of the Plan, every covenant or other provisions set out in exclusion under Schedule 1 of the New Zealand Financial Markets Conduct Act 2013 ("FMCA") or in an exemption or modification granted from time to time by the Financial Markets Authority in respect of the Plan or which applies to the Plan pursuant to its powers under the FMCA and required to be included in the Plan in order for that exclusion, exemption or modification to have full effect, is deemed to be contained in the Plan.  To the extent that any covenant or other provision deemed by this clause to be contained in the Plan is inconsistent with any other provision in the Plan, the deemed covenant or other provision will prevail.
The Participant is encouraged to read the provided materials carefully before making a decision whether to participate in the Plan.  The Participant should consult a tax advisor for specific information concerning personal tax situation with regard to Plan participation.
Warning. If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference Shares have been paid. The Participant may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.
The usual rules do not apply to this offer because it is made under an equity incentive plan.
As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment.
The Participant has a right, upon request, to receive from the Company free of charge, a copy (or electronic copy) of the Company’s relevant financial statements for the most recently completed financial year and the auditor’s report.  The relevant financial statements are those of the Company and its Subsidiaries prepared in accordance with US GAAP for the most recently completed accounting period. Please address any such requests to Global Compensation.

The Participant is encouraged to ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.
Teleflex Incorporated Performance Stock Unit Award Program
2024-2026 Statement of Performance Goals
This Statement of Performance Goals (the “Statement”) applies to the Performance Share Unit Award (“PSU Award”) granted to the Participant on the Grant Date as evidenced by the Performance Share Unit Award Agreement between the Company and the Participant (the “Agreement”). Capitalized terms used in this Statement that are not specifically defined in this Statement have the meanings assigned to them in the Agreement or in the Plan, as applicable.
1.    Performance Goals Overview
The Company uses three metrics to determine the amount of the Stock Units granted under the 2024-2026 Performance Stock Unit Award Program:
• Constant Currency Revenue Growth,
• Adjusted Earnings per Share, and
• Relative Total Shareholder Return.
Sixty percent (60%) of the PSU Award shall be based on the level of Constant Currency Revenue Growth (CCRG) achieved during the applicable Performance Period. Forty percent (40%) of the PSU Award shall be based on the level of Adjusted Earnings Per Share (AEPS) achieved during the applicable Performance Period. The PSU Award will then be further modified based on the level of Relative Total Shareholder Return (RTSR) achieved during the Award Period.
2.    Award Period; Annual Banking Each Performance Period
The Award Period covers the three-year period beginning January 1, 2024 and ending on December 31, 2026.
The Administrator will use a methodology called Annual Banking to calculate the PSU Award for the Award Period. In applying the Annual Banking methodology, the Administrator will determine the total number of Stock Units earned at the end of each of three discrete one-year performance periods (each a “Performance Period”). The first Performance Period will begin January 1, 2024 and end December 31, 2024. The second Performance Period will begin January 1, 2025 and end December 31, 2025. The third Performance Period will begin January 1, 2026 and end December 31, 2026.
3.    Calculation of Stock Units
The number of Stock Units, if any, earned under the Agreement (the PSU Award) shall equal: (a) the sum of (i) the CCRG Stock Units (as described under item 4 below) and (ii) the AEPSG Stock Units (as described under Item 5 below); multiplied by (b) the RTSR Modifier (as described under Item 7 below).
4.    Constant Currency Revenue Growth Performance Goal
For purposes of this Statement and the Agreement, the following definitions apply:
Constant Currency Revenue means the consolidated revenues of the Company for the year in question, adjusted to eliminate the impact of foreign currency fluctuations.
Constant Currency Revenue Growth or CCRG means the growth in Constant Currency Revenue for the applicable Performance Period, subject to the Additional Adjustments set forth below.
CCRG Performance Percentage is the percentage, as set forth in the below table, representing the level of attainment of the Constant Currency Revenue Growth performance goal set forth in the below table.

Performance Level	CCRG Performance Percentage
Below Threshold	0%
Threshold	25%
Linearly interpolate between 25% and 100%
Target CCRG	100%
Linearly interpolate between 100% and 200%
Maximum	200%

CCRG Stock Units means the total number of Stock Units earned during the Award Period calculated by totaling the number of Stock Units earned each Performance Period (Annual Banking), which is determined each Performance Period by reference to the Constant Currency Revenue Growth Performance Goal which shall equal 60% of the number of Stock Units in the Target Award multiplied by the CCRG Performance Percentage.
Target CCRG means the Constant Currently Revenue Growth target level as of the end of the applicable Performance Period as established by the Administrator prior to the Grant Date and communicated to the Participant.
5.    Earnings Per Share Growth Performance Goal
For purposes of this Statement and the Agreement, the following definitions apply:
Adjusted Earnings Per Share means the Company’s publicly reported adjusted earnings per share results for the year in question, determined in accordance with the Company’s Non-GAAP Policy, as in effect on the Grant Date.
Adjusted Earnings Per Share Growth or AEPSG means the average of the year-over-year growth in Earnings Per Share for each of the three fiscal years included within the Performance Period, subject to the Additional Adjustments set forth below.
AEPSG Performance Percentage means the percentage, as set forth in the below table, representing the level of attainment of the Adjusted Earnings Per Share Growth performance goal set forth in the below table.

Performance Level	AEPSG Performance Percentage
Below Threshold	0%
Threshold	25%
Linearly interpolate between 25% and 100%
Target AOPG	100%
Linearly interpolate between 100% and 200%
Maximum	200%

AEPSG Stock Units means the number of Stock Units calculated by reference to the Adjusted Earnings Per Share Growth Performance Goal which shall equal 40% of the number of Stock Units in the Target Award multiplied by the AEPSG Performance Percentage.
Target AEPS Growth means the Adjusted Earnings Per Share Growth target level as of the end of the Performance Period as established by the Administrator prior to the Grant Date and communicated to the Participant.

6.    Additional Adjustments
Pro Forma Adjustments for Acquisitions and Divestitures
•    Except as set forth below with respect to distributor go-direct transactions, in the event the Company acquires any third party or all or substantially all of the assets of any third party (an “Acquired Business”) during a Performance Period, CCRG and AEPSG for the year in which such acquisition occurs shall be calculated on a pro forma basis to include the actual results of the Acquired Business, and interest expense related to the purchase price for the Acquired Business, within the Company’s financial results for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. In the event contingent consideration payments (a “Contingent Consideration Payment”) are made during a Performance Period with respect to an Acquired Business that is acquired during that Performance Period, AEPSG for the year in which such Contingent Consideration Payment is made shall be calculated on a pro forma basis to include interest expense related to such Contingent Consideration Payment for both the current and preceding year.
•    In the event the Company divests any of its businesses (a “Divested Business”) during a Performance Period, CCRG and SEPSG for the year in which such divestiture occurs shall be calculated on a pro forma basis to exclude the actual results of the Divested Business from the Company’s financial results, and include interest savings related to the proceeds from the Divested Business, for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divestiture occurs. In the event a Contingent Consideration Payment is received during a Performance Period with respect to a Divested Business that is divested during that Performance Period, AEPSG for the year in which such Contingent Consideration Payment is received shall be calculated on a pro forma basis to include interest savings related to such Contingent Consideration Payment for both the current and preceding years.
•    No adjustments to the calculation of CCRG or AEPSG shall be made with respect to acquisitions of existing distributors of the Company’s products completed during a Performance Period in the furtherance of the Company’s “distributor-to-direct” strategy.
Changes in Accounting Rules and Applicable Laws
•    Actual CCRG and AEPSG results shall be adjusted to eliminate the impact of any changes in accounting rules or the application thereof and changes in applicable laws, to the extent not contemplated as part of the Company’s longer-term business plan.
7.    Relative Total Shareholder Return (rTSR) Performance Goal
For purposes of this Statement and the Agreement, the following definitions apply:
Relative Total Shareholder Return or rTSR means the percentile rank of the Company’s Total Shareholder Return as compared to (but not included in) the Total Shareholder Returns of all members.
Total Shareholder Return means, with respect to each of the Company’s common stock and the common stock of each of the members of the Peer Group (set forth in Item 8 below), a rate of return reflecting stock price appreciation from the beginning of the Award Period through the end of the Award Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Award Period on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average of the twenty (20) trading days immediately prior to the last day of the Award Period on the principal stock exchange on which the stock then trades.

Determination and Application of rTSR Modifier. The total number of Stock Units that become earned pursuant to Section 4 and Section 5 of this Statement (i.e., the sum of the CCRG Stock Units and the AEPSG Stock Units) shall be adjusted, either upwards or downwards, in accordance with the tables below based on the Company’s rTSR Percentile Ranking for the Award Period as follows:

rTSR Modifier		Payout as % of PSU Award
rTSR Percentile Rank	Multiplier	Below Threshold	Threshold to Target	Target	Target to Maximum	Maximum
Below 25th Quartile	-25%	0%	25% to 75%	75%	75% to 150%	150%
Between 25th and 40th Percentile	-25% to 0%	0%	25% to 75%	75% to 100%	100% to 150%	150% to 200%
Between >40th Percentile and 60th Percentile	0%	0%	25% to 100%	100%	100% to 200%	200%
Between >60th Percentile and 75th Percentile	0% to 25%	0%	20% to 100%	100% to 125%	125% to 200%	200% to 250%
75th Percentile and Above	25%	0%	25% to 125%	125%	125% to 250%	250%

Limitation. In the event absolute Total Shareholder Return for the Award Period is negative (i.e. TSR is lower at the end of the Award Period than at the beginning of the Award Period), the number of Stock Units earned under the PSU Award is capped at 100% of the Target Award.
8.    2024-2026 Performance Peer Group (the “Peer Group”)
For purposes of determining the RTSR Modifier as set forth in this Statement, Teleflex Incorporated’s performance will be compared to the performance of a specified Peer Group. The entities in the Peer Group are as listed below:

In terms of mandatory adjustments to the Peer Group during the Award Period : (i) if any member of the Peer Group files for bankruptcy and/or liquidation or is operating under bankruptcy protection, then such entity will remain in the Peer Group, but RTSR for the Award Period will be calculated as if such entity achieved Total Shareholder Return of -100%; (ii) if, by the last day of the Award Period, any member of the Peer Group has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in (i) above), then such entity will not remain in the Peer Group, and RTSR for the Award Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Performance Goals, for each member of the Peer Group, such entity shall include any entity which, as a result of a reorganization of the Peer Group member, is a successor to all or substantially all of the primary business of the Peer Group member at end of the Award Period.
9.    Effects of Tax Reform
In the event of unanticipated, material tax reform within the three-year Award Period, the metric targets and bookends for the impacted years would be recalculated for the purpose of PSU performance determination. A material tax reform is defined as a change in tax law enacted during the Award Period which would cause the AEPSG Performance Percentage attainment to increase/decrease by at least 10% compared to AEPSG Performance Percentage attainment had the tax law not been enacted.
Any adjustment of metric targets and bookends would be in good faith by the Compensation Committee to prevent inappropriate dilution or enlargement of the AEPSG Performance Percentage attainment resulting from the impact of the material tax reform.

4892-3826-9262.2